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September 25, 1995

Board of Directors
Allied Bank Capital, Inc.
130 North Steele Street
Sanford, North Carolina  27336

Board of Directors
First Citizens BancShares, Inc.
239 Fayetteville Street Mall
Raleigh, North Carolina  27601

Gentlemen:

You have requested our opinion as to the federal and North Carolina income tax consequences resulting from a plan pursuant to which Allied Bank Capital, Inc. ("Allied") will be merged with and into First Citizens BancShares, Inc. ("BancShares"), whereupon the separate existence of Allied will cease (the "Merger"). Pursuant to the Merger, the shareholders of Allied will receive newly issued shares of BancShares Class A common stock ("BancShares Common Stock") in exchange for their Allied common stock ("Allied Stock"). Alternatively, each shareholder of Allied may elect to receive a specified amount of cash or unsecured, subordinated debentures of First Citizens Bank ("Debentures") in lieu of BancShares Common Stock for each (but not less than all) of his or her shares of Allied Stock. Following the Merger, and after any interim steps as may be necessary or advisable, Allied's wholly-owned savings bank subsidiaries, Summit Savings Bank, Inc., SSB ("Summit") and Peoples Savings Bank, Inc., SSB ("Peoples") will be merged with and into First-Citizens Bank & Trust Company ("First Citizens Bank"), the wholly-owned banking subsidiary of BancShares (the "Bank Mergers").

You have submitted for our consideration certain representations as to the proposed transaction, a copy of the Agreement and Plan of Reorganization and Merger dated as of August 7, 1995 (the "Plan") and a copy of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about September 22, 1995. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the list of steps submitted to us.

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Board of Directors
September 25, 1995
Page 2

Facts

BancShares is a registered bank holding company organized under the laws of the state of Delaware and headquartered in Raleigh, North Carolina. BancShares' authorized capital stock consists of two classes, represented by 11,000,000 shares of Class A Common Stock, $1.00 par value of which 8,921,136 shares were issued and outstanding at June 30, 1995 and 2,000,000 shares of Class B Common Stock, $1.00 par value, of which 1,769,251 shares were issued and outstanding at June 30, 1995. Class A common shareholders are entitled to one vote for each share of stock while Class B common shareholders are entitled to sixteen votes per share. First Citizens Bank, a North Carolina corporation, is a wholly-owned commercial bank subsidiary of BancShares.

Allied is a registered bank holding company organized under the laws of the state of North Carolina. Its authorized capital stock consists of two classes, represented by 20,000,000 shares of Common Stock, $.50 par value of which 2,247,590 shares were issued and outstanding at June 30, 1995 and 5,000,000 shares of preferred stock, $1.00 par value no shares of which were issued and outstanding at June 30, 1995. Summit and Peoples are wholly-owned North Carolina-chartered capital stock savings bank subsidiaries of Allied.

For valid business purposes, pursuant to the Plan, Allied will be merged with and into BancShares, with BancShares as the surviving entity. Following the Merger, Summit and Peoples will be merged with and into First Citizens Bank, with First Citizens Bank as the surviving entity. Upon consummation of the Merger, each share of Allied Stock (excluding any shares held by dissenting shareholders) will be converted into the right to receive, subject to adjustment and proration as described below, either
(i) if timely elected by the shareholder in the manner prescribed in the Plan, 0.531 shares of newly issued BancShares Common Stock, (ii) cash in the amount of $25.25 or (iii) if timely elected by the shareholder in the manner prescribed in the Plan, unsecured, subordinated Debentures in the principal amount of $25.25. The Exchange Ratio shall not be adjusted unless the Market Value, as defined in the Plan, of BancShares Common Stock is less than $45.13 per share or more than $49.88 per share. The Exchange Ratio into which each share of Allied Stock will be converted, and the amount of cash or Debentures which a shareholder of Allied may elect to receive for each share of Allied Stock, shall be reduced on a per share basis to the extent that cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter or other distributions are declared or paid by Allied between August 7, 1995 and the Effective Time, as defined in the Plan; however, Allied does not intend to declare or pay cash dividends on Allied Stock in excess of such limitation until the Plan is terminated.

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Board of Directors
September 25, 1995
Page 3


Under North Carolina law, stockholders of Allied will have dissenters' rights in connection with the Merger. Stockholders who properly exercise their dissenters' rights will be entitled to receive the fair value of their shares from Allied in accordance with Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes. A record holder of Allied's Stock may assert dissenters' rights as to fewer than all shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Allied in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

In the event Allied shareholders elect to receive cash or Debentures in lieu of BancShares Common Stock, or properly exercise their dissenters' rights, for more than 60% of the outstanding shares of Allied Stock, the Debentures will be prorated among all of the shareholders of Allied electing to receive Debentures to the extent necessary to preserve the non-taxable status of the Merger so that the total number of shares paid for in Debentures and cash will not equal or exceed 60% of the shares of Allied Stock. If after such proration of Debentures, the aggregate number of outstanding shares of Allied Stock held by shareholders of Allied who elect to receive cash and Debentures, or properly exercise their dissenters' rights, still exceeds 60% of the shares of Allied Stock, the cash will be prorated among all of the shareholders of Allied electing to receive cash so that the total number of shares of Allied Stock paid for in cash and Debentures will not equal or exceed 60% of the shares of Allied Stock. In the event Allied shareholders elect to receive BancShares Common Stock in lieu of cash or Debentures for more than 55% of the shares of Allied Stock, the BancShares Common Stock will be prorated among all of Allied's shareholders electing to receive BancShares Common Stock so that the total number of shares of Allied Stock converted into shares of BancShares Common Stock will not exceed 55% of the outstanding shares of Allied Stock. In the event of such proration of BancShares Common Stock, shares of Allied Stock will be converted into either cash or a Debenture having a term of five years and a fixed interest rate of 7.25%.

If the Merger is consummated and if a shareholder of Allied elects or is deemed to have elected to receive a Debenture in exchange for his or her shares of Allied Stock, First Citizens Bank will issue unsecured, subordinated Debentures which shall entitle the holder to semi-annual interest payments in cash on the principal amount of the Debenture. Each Debenture shall mature, at the option of the shareholder, on the third, fifth or tenth anniversary of the Effective Time, as defined in the Plan. Debentures with a maturity of three years shall bear interest at a fixed rate of 7.00% per annum, Debentures with a maturity of five years shall bear interest at a fixed rate of 7.25% per annum and Debentures with a maturity of ten years shall bear interest at a fixed rate of 7.50% per annum. Interest shall commence to accrue on the effective date of the Merger, with the first interest payment being payable on March 1, 1996 and the next interest payment being payable on September 1, 1996. Subsequent interest payments shall be payable on the anniversaries of the foregoing interest payment

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Board of Directors
September 25, 1995
Page 4

dates. Interest shall cease to accrue on and after the maturity date of the Debenture. Principal shall be paid at maturity upon surrender of the Debenture. In the case of each shareholder whose shares of Allied Stock are converted into the right to receive a Debenture, the shareholder shall have the option of electing to receive Debentures in any combination of term and interest rate. Interest on the Debenture shall be payable to the registered owners of the Debentures as of the tenth day prior to each such interest payment date.

The Debentures will be fully registered as to principal and interest on the Debenture register maintained for that purpose by First Citizens Bank. The Debentures are non-negotiable and non-transferable and are not redeemable prior to maturity; provided, however, (i) upon the death of the registered owner thereof, the Debentures owned by the decedent shall be transferable by the representative of the estate of the decedent upon receipt of such documentation as may be required by First Citizens Bank, or, at the option of such representative, such Debenture shall be redeemed by First Citizens Bank for the principal amount thereof plus accrued interest to the redemption date, and (ii) the Debentures may be transferred to any member of a Allied shareholder's immediate family (i.e., spouses and their children) or to an inter vivos trust for the benefit of any member of such family.

The Debentures will be unsecured obligations of First Citizens Bank and will not be eligible as collateral for loans made by First Citizens Bank. The Debentures will not be deposits of First Citizens Bank and will not be insured by the FDIC or any other government agency.

No fractional shares of BancShares Common Stock will be issued in connection with the Merger. In the event that the Merger results in the creation of fractional shares, in lieu of the issuance of fractional shares of BancShares Common Stock, BancShares will deliver cash to its transfer agent in an amount equal to the aggregate market value of all such fractional shares. The transfer agent will subsequently divide such cash among and remit it, without interest, to the former shareholders of Allied in accordance with their respective interests.

The Merger and the Bank Mergers are subject to the receipt of regulatory approval from appropriate parties, including the North Carolina Commissioner of Banks, the North Carolina Banking Commission, the Administrator of the North Carolina Savings Institutions Division, and the Board of Governors of the Federal Reserve System.

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Board of Directors
September 25, 1995
Page 5

In addition to the foregoing statement of facts, the following representations have been made:

a) The fair market value of BancShares Common Stock and other consideration received by the shareholders of Allied will be approximately equal to the fair market value of Allied Stock surrendered in the Merger.

b) There is no plan or intention by the shareholders of Allied to sell, exchange or otherwise dispose of any of the BancShares
  Common Stock received in the Merger.

c) BancShares has no plan or intention to reacquire any of its stock issued in the Merger.

d) BancShares has no plan or intention to sell or otherwise dispose of any of the assets of Allied acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986 (the "Code").

e) The liabilities of Allied assumed by BancShares and the liabilities to which the transferred assets of Allied are subject were incurred by Allied in the ordinary course of its business.

f) Following the Merger, BancShares will continue the historical business of Allied or use a significant portion of the historic business assets of Allied in a business.

g) BancShares, Allied and the shareholders of Allied will pay their respective expenses, if any, incurred in connection with the Merger.

h) There is no intercorporate indebtedness existing between BancShares and Allied that was issued, acquired, or will be settled at a discount.

i) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

j) The fair market value of the assets of Allied transferred to BancShares will equal or exceed the sum of the liabilities assumed by BancShares, plus the amount of liabilities, if any, to which the transferred assets are subject.

k)   Allied is not under the jurisdiction of a court in a Title
  11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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Board of Directors
September 25, 1995
Page 6


l) The payment of cash in lieu of fractional shares of BancShares Common Stock is not separately bargained for consideration, rather it is merely to save the expense and inconvenience of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one percent of the total consideration paid in the transaction and no Allied shareholder who elects to exchange his or her Allied Stock for BancShares Common Stock will receive cash for more than one share of BancShares Common Stock.

m) None of the compensation received by any shareholder-employees of Allied will be separate consideration for, or allocable to, any of their shares of Allied Stock; none of the shares of BancShares Common Stock received by any shareholder-employee of Allied will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of Allied will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

n) The fair market value of First Citizens Bank Common Stock received by BancShares, the sole shareholder of Summit and Peoples at the time of the Bank Mergers, will be approximately equal to the fair market value of Summit and Peoples Stock surrendered in the Bank Mergers.

o) There is no plan or intention by the shareholder of Summit or Peoples to sell, exchange or otherwise dispose of any of the First Citizens Bank Common Stock received in the Bank Mergers.

p) First Citizens Bank has no plan or intention to reacquire any of its stock issued in the Bank Mergers.

q) First Citizens Bank has no plan or intention to sell or otherwise dispose of any of the assets of Summit or Peoples acquired in the Bank Mergers, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986 (the "Code").

r)   The liabilities of Summit and Peoples assumed by First
  Citizens Bank and the liabilities to which the transferred assets of Summit and Peoples are subject were incurred by Summit and Peoples in the ordinary course of its business.

s) Following the Bank Mergers, First Citizens Bank will continue the historical business of Summit and Peoples or use a significant portion of the historic business assets of Summit and Peoples in a business.

t) First Citizens Bank, Summit and Peoples will pay their respective expenses, if any, incurred in connection with the Bank Mergers.

u) There is no intercorporate indebtedness existing between First Citizens Bank and either Summit or Peoples that was issued, acquired, or will be settled at a discount.

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Board of Directors
September 25, 1995
Page 7


v) No two parties to the Bank Mergers are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

w) The fair market value of the assets of Summit transferred to First Citizens Bank will equal or exceed the sum of the liabilities assumed by First Citizens Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

x)   The fair market value of the assets of Peoples transferred
  to First Citizens Bank will equal    or exceed the sum of the
  liabilities assumed by First Citizens Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

y) Neither Summit nor Peoples is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

z) The total adjusted basis of the assets of Summit transferred to First Citizens Bank will equal or exceed the sum of the liabilities assumed by First Citizens Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

aa) The total adjusted basis of the assets of Peoples transferred to First Citizens Bank will equal or exceed the sum of the liabilities assumed by First Citizens Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.


Opinion

FEDERAL INCOME TAX CONSEQUENCES

Based solely on the above facts and representations, it is our opinion that:

1) Provided that the Merger of Allied with and into BancShares, as contemplated by the Plan, qualifies as a statutory merger under North Carolina and Delaware law, the Merger will constitute a tax-free reorganization within the meaning of
    Section 368(a)(1)(A) of the Code.

2) Each of Allied and BancShares will be a party to the reorganization within the meaning of Section 368(b).

3) No gain or loss will be recognized by Allied upon the transfer of its assets, subject to its liabilities, to BancShares in the Merger. Sections 357(a) and 361(a).

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Board of Directors
September 25, 1995
Page 8


4) No gain or loss will be recognized by BancShares upon the receipt of the assets of Allied, subject to Allied's liabilities in the Merger. Section 1032(a).

5) The basis of the assets of Allied in the hands of BancShares will be the same as the basis of such assets in the hands of Allied immediately prior to the Merger. Section 362(b).

6)   The holding period of the assets of Allied in the hands of
    BancShares will include the period during which such assets were
    held by Allied immediately prior to the Merger.   Section
    1223(2).

7) No gain or loss will be recognized by the shareholders of Allied upon receipt of BancShares Common Stock (including any fractional share interests to which they may be entitled) solely in exchange for their holdings of Allied Stock. Section 354(a)(1). Gain, if any, will be recognized by a shareholder of Allied who receives BancShares Common Stock and either cash or Debentures in exchange for his or her Allied Stock pursuant to the Plan. Such gain will be limited to an amount not in excess of the amount of cash or the fair market value of Debentures received. Section 356(a). If the exchange has the effect of the distribution of dividend (determined with the application of Section 318(a)), then the amount of gain recognized that is not in excess of the shareholder's ratable amount of undistributed earnings and profits will be treated as a dividend. Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). Rev. Rul. 93-61, 1993-30 I.R.B. 10.
    Loss, if any, will not be recognized by a shareholder who receives BancShares Common Stock and cash or Debentures in exchange for his or her Allied Stock pursuant to the Plan.
    Section 356(c).

8) The basis of the BancShares Common Stock to be received by the shareholders of Allied (and any fractional share interests to which they may be entitled) will be the same as the basis in Allied Stock surrendered in the exchange decreased by the amount of cash or Debentures received, if any, and increased by the amount of dividend income or gain recognized, if any, in the exchange. Section 358(a)(1).

9) The holding period of the BancShares Common Stock received by the shareholders of Allied (and any fractional share interests to which they may be entitled) will include the holding period of Allied Stock prior to the exchange, provided that the Allied Stock is held as a capital asset in the hands of the shareholders of Allied on the date of the exchange. Section 1223(1).

10) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by BancShares following the Merger.

11) The payment of cash in lieu of fractional share interests of BancShares Common Stock will be treated as if the fractional shares of BancShares Common Stock were distributed as part of the exchange to the Allied shareholders and then redeemed by BancShares. The cash payments will

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Board of Directors
September 25, 1995
Page 9

    be treated as having been received as distributions in full payment for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B.
    574.

12) Where a Allied shareholder receives solely cash for his or her Allied Stock pursuant to his or her election to receive cash or pursuant to his or her exercise of statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the tests of Section 302 of the Code.

13) Where a Allied shareholder receives solely Debentures for his or her Allied Stock, such Debentures will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the tests of Section 302 of the Code.

14) Provided that the mergers of Summit and Peoples with and into First Citizens Bank, as contemplated by the Plan, qualify as one or more statutory mergers under North Carolina law, the Bank Mergers will constitute one or more tax-free reorganizations within the meaning of Section 368(a)(1)(A) of the Code.

15) Each of First Citizens Bank, Summit and Peoples will be a party to the reorganization within the meaning of Section 368(b).

16) No gain or loss will be recognized by Summit or Peoples upon the transfer of its assets, subject to its liabilities, to First Citizens Bank in the Bank Mergers. Sections 357(a) and 361(a).

17) No gain or loss will be recognized by First Citizens Bank upon the receipt of the assets of Summit or Peoples, subject to the respective liabilities of Summit and Peoples in the Bank
    Mergers.  Rev. Rul. 57-278, 1957-1 C.B. 124.

18) The basis of the assets of Summit and Peoples in the hands of First Citizens Bank will be the same as the basis of such assets in the hands of Summit and Peoples immediately prior to the Bank Mergers. Section 362(b).

19)  The holding period of the assets of Summit and Peoples in the hands of First Citizens Bank will include the period during which such assets were held by Summit and Peoples immediately
    prior to the Merger.   Section 1223(2).

20) No gain or loss will be recognized by BancShares as a result of the Bank Mergers. Section 354(a)(1).

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Board of Directors
September 25, 1995
Page 10

21) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by First Citizens Bank following the Bank Mergers.


NORTH CAROLINA INCOME TAX CONSEQUENCES

It is our opinion that the State of North Carolina will, for North Carolina income tax purposes, treat the Merger and the Bank
Mergers in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes.
N.C.G.S. 105-130.2, 105-130.3, 105-130.5, 105-134.1, 105-134.2,
105-134.5, 105-134.6, 105-134.7 and 105-228.23.

The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal
aspect of the offering.   If any of the above-stated facts,
circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to any change in law or fact that may subsequently occur or come to our attention.

Sincerely,

KPMG Peat Marwick LLP



Sheldon M. Fox, Partner